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                     SURGE COMPONENTS, INC. AND SUBSIDIARIES

                                  EXHIBIT 11.1

                    COMPUTATION OF EARNINGS PER COMMON SHARE




                                                       Three Months Ended
                                                 February 29,       February 28,
                                                    2000               1999
                                                   -------            -------

Basic earnings:

Net income (loss)                                 $  904,030         $  (97,516)

Shares:
    Weighted common shares outstanding             4,888,535          4,855,169
    Employees stock options                               --                 --
                                                  ----------         ----------

Total weighted shares outstanding                  4,888,535          4,855,169
                                                  ----------         ----------

Basic earnings per common share                   $      .18         $     (.02)
                                                  ==========         ==========

Diluted earnings:

    Net income (loss)                             $  904,030         $  (97,516)

Shares:
    Weighted common shares outstanding             4,888,535          4,855,169
    Employees stock options                        1,841,457                 --
                                                  ----------         ----------

Total weighted shares outstanding                  6,729,992          4,855,169
                                                  ----------         ----------

Diluted earnings per common share                 $      .13        $     (.02)
                                                  ==========         ==========